Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

NUVELO, INC.,

a Delaware corporation;

DAWN ACQUISITION SUB, INC.,

a Delaware corporation; and

ARCA BIOPHARMA, INC.,

a Delaware corporation

Dated as of September 24, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

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EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of September 24, 2008 (the “Execution Date”), by and among: NUVELO, INC., a Delaware corporation (“Parent”); DAWN ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and ARCA BIOPHARMA, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company (as the Surviving Corporation) will become a wholly-owned subsidiary of Parent.

B. It is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and contemporaneously with the execution of this Agreement certain stockholders of the Company have executed voting agreements pursuant to which such stockholders have agreed to vote in favor of the Merger through the Company Written Consent (the “Company Voting Agreements”) and certain stockholders of Parent have executed voting agreements pursuant to which such stockholders have agreed to vote in favor of the issuance of Parent Common Stock in the Merger and the Charter Amendment at the Parent Stockholders’ Meeting.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Times of the Merger.

(a) The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by Parent and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are listed as directors and officers of the Company on Schedule 1.4(c).

1.5 Conversion of Shares; Treatment of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Capital Stock held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Capital Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

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(iii) except as provided in Section 1.5(a)(i) and (ii) above and subject to Sections 1.5(b), 1.5(c), 1.6, 1.7 and 1.9, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (as defined below and as determined in accordance with the methodology reflected in the spreadsheet attached hereto as Schedule 1.5(a)(iii) (the “Spreadsheet”)).

(1) The “Company Share Value” shall equal the product of (x) Parent Trading Price multiplied by (y) the Exchange Ratio.

(2) The “Exchange Ratio” shall be determined as of immediately prior to the Effective Time and shall equal (x) 109,009,278 divided by (y) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (B) the number of shares of Company Common Stock issuable upon the conversion of each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (as calculated in accordance with the Company’s certificate of incorporation in effect immediately prior to the Effective Time), (C) the number of Treasury Method Shares of Company Common Stock Outstanding (as defined below) (which it is agreed shall be calculated to at least five decimal places), and (D) the number of shares of Company Common Stock issuable pursuant to or upon conversion of any convertible notes or other rights outstanding as of immediately prior to the Effective Time (whether or not currently exercisable) to acquire shares of Company Capital Stock, including the notes issued pursuant to the Note Purchase Agreement (as defined below) and the Company Warrants issued pursuant to the Note Purchase Agreement but excluding other Company Warrants and Company Options, or issuable upon conversion of any Company Preferred Stock issuable pursuant to or upon conversion of any convertible notes or other rights outstanding as of immediately prior to Effective Time (as calculated in accordance with the Company’s certificate of incorporation in effect immediately prior to the Effective Time).

(3) The “Parent Trading Price” shall equal the average closing price of the Parent Common Stock on the Nasdaq Market for the five consecutive trading days immediately preceding (but not including) the date that includes the Effective Time.

(4) The “Treasury Method Shares of Company Common Stock Outstanding” shall equal (x) the product of the number of shares of Company Common Stock underlying each Company Option and Company Warrant (other than Company Warrants issued in connection with the Note Purchase Agreement (as defined below)) that is outstanding and unexercised as of immediately prior to the Effective Time multiplied by the difference between (A) the Company Share Value and (B) the per share exercise price for each such Company Option and Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time; divided by (y) the Company Share Value, provided, however that for purposes of greater certainty each Company Option and Company Warrant that has a per share exercise price that is greater than or equal to the Company Share Value as of the Effective Time shall be ignored for purposes of calculating the Treasury Method Shares of Company Common Stock Outstanding.

(5) The Exchange Ratio is sometimes also referred to herein as the “Merger Consideration.”

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(iv) each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then appropriate adjustments shall be made to the formula used to calculate the Exchange Ratio, including, but not limited to, the number 109,009,278 in Section 1.5(a)(iii)(2).

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Market on the date the Merger becomes effective.

(d) Each Company Warrant outstanding at the Effective Time shall be assumed by Parent to the extent not exercised prior to the Closing. At the Effective Time, each Company Warrant shall be converted into a warrant to acquire that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Capital Stock subject to such Company Warrant by (y) Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock. Each Company Warrant shall have a purchase price per share of Parent Common Stock equal to the quotient obtained by dividing (x) the per share purchase price of Company Capital Stock subject to such Company Warrant by (y) the Exchange Ratio rounded up to the nearest whole cent. Each Company Warrant shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

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1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment and exchange agent in the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) As promptly as practicable after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii)(and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive cash and shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(iii) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash or the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

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(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(iii), cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.5(c) and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties will report the Merger as such for federal, state and local income tax purposes. None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock that, as of immediately prior to the Effective Time, are held by holders who have as of such time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive shares of Parent Common Stock in accordance with Section 1.5(a)(iii), or cash in lieu of fractional shares in accordance with Section 1.5(c), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then,

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as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of such holder’s Company Stock Certificate(s) in accordance with Section 1.7) shares of Parent Common Stock in accordance with Section 1.5(a)(iii) and cash in lieu of fractional shares in accordance with Section 1.5(c).

(b) The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the

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laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto; (b) the stock records of each Acquired Corporation; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation. The books of account, stock records, minute books and other records of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 26,000,000 shares of Company Common Stock, of which 5,713,818 shares have been issued and are outstanding as of the date of this Agreement, 9,222,257 shares of Series A Preferred Stock, all of which have been issued and are outstanding as of the date of this Agreement, and 3,720,692 shares of Series B-1 Preferred Stock, of which 3,688,902 shares have been issued and are outstanding as of the date of this Agreement and 2,791,269 shares of Series B-2 Preferred Stock, of which 2,766,677 have been issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities. Part 2.3(a)(iii) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the shares of Company Capital Stock is subject. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

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(b) As of the date of this Agreement, 3,385,351 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options. Part 2.3(b)(i) of the Company Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date, the shares underlying, the applicable Company Option Plan, and the tax status of each Company Option outstanding as of the date of this Agreement. No Company Option is held by a Person residing or domiciled outside of the United States. All outstanding Company Options were granted pursuant to the terms of one of the Company Option Plans. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company Option Plans are binding upon and enforceable by the Company against all holders of Company Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, 56,382 shares of Company Preferred Stock are subject to issuance pursuant to outstanding warrants (“Company Warrants”). Part 2.3(b)(ii) of the Company Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the shares underlying each Company Warrant outstanding as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all Company Warrants.

(c) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Acquired Corporations, or (B) any portion of any Merger Consideration or other consideration payable in connection with the Merger (other than in respect of outstanding shares of Company Capital Stock as set forth in Section 2.3(a)).

(d) All outstanding shares of capital stock, and all options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

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(f) Except as set forth in Part 2.3(f) of the Company Disclosure Schedule, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of any Acquired Corporation, other than Company Options forfeited by Company Employees in connection with the termination of a Company Employee’s employment with an Acquired Corporation. All securities so reacquired by the Company or any other Acquired Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4 Financial Statements; Financial Controls.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2005, 2006 and 2007 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the independent auditor’s report therefor and notes thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2008 (the “Most Recent Balance Sheet”), and the related unaudited statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the six months then ended. The Acquired Corporations’ Net Cash as of August 31, 2008 was $ 4,180,069.

(b) The Company Financial Statements are accurate and complete in all material respects and fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) Each of the Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquired Corporations; (iii) access to the assets of the Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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(d) The Company and each of the parties (other than Parent) to that convertible note purchase agreement dated of even date herewith and provided to Parent (the “Note Purchase Agreement”) have duly authorized, executed and delivered the Note Purchase Agreement. The Note Purchase Agreement constitutes the legal, valid and binding obligation of the Company and each of the other parties to the Note Purchase Agreement (other than Parent), enforceable against such parties in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has exercised all of its rights under the Note Purchase Agreement to obligate the parties (other than the Company and Parent) to purchase not less than $8,750,000 in principal amount of convertible notes pursuant to the Note Purchase Agreement (for consideration equal to the principal amount of such notes) subject solely to the closing conditions set forth in the Note Purchase Agreement. The board of directors of the Company (at a meeting duly called and held) has unanimously approved the “Charter Amendment” as such term is defined in the Note Purchase Agreement (the “Company NPA Charter Amendment”), holders of a requisite number of shares of the Company’s capital stock have approved the Company NPA Charter Amendment such that it has been adopted and approved, all in accordance with the DGCL, and the officers of the Company have been authorized and instructed to file the Company NPA Charter Amendment with the Secretary of State of the State of Delaware.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2007 and the date of this Agreement: (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance); (c) none of the Acquired Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2007, exceeds $100,000 in the aggregate; (e) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (f) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (g) none of the Acquired Corporations has taken any action of the type referred to in Section 4.2(b); and (h) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(g)” of this sentence.

2.6 Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Most Recent Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in

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the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation, and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Most Recent Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased to the Acquired Corporations, and the Acquired Corporations enjoy undisturbed possession of such leased assets.

2.7 Receivables; Customers.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 2.7(b)(i) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for revenues of at least $100,000 in the fiscal year ended December 31, 2006 or the fiscal year ended December 31, 2007. The Company has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with any of the Acquired Corporations. Part 2.7(b)(ii) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Person that, pursuant to any Company Contract, is required to pay to an Acquired Corporation after the date of this Agreement $100,000 or more in cash if any payments under such Contract have not been recognized as revenue by any Acquired Corporation on or prior to the date of this Agreement. The Company has delivered to Parent information setting forth: (A) the amount of cash that the Acquired Corporations expect to receive from each Person referred to in the immediately preceding sentence; and (B) the fiscal quarter in which the Acquired Corporations expect to receive such cash (it being understood that no representation or warranty is being made pursuant to this sentence as to whether or when such amounts will actually be received by the Acquired Corporations).

2.8 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. No Acquired Corporation owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of: (i) all Registered Intellectual Property (as defined below) in which any of the Acquired Corporations has any ownership interest (collectively, the “Owned Intellectual Property”); and (ii) all IP Contracts (as defined

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below) relating to the Company Intellectual Property; provided that such list need not include “shrink-wrap” and similar licenses for off-the-shelf retail-available software used solely on the computers of the Company or its Subsidiaries (collectively, “Shrink Wrap Licenses”). For purposes of this Agreement the terms (A) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) non-expired patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof throughout the world (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) trademarks, service marks, trade dress, trade names and Internet domain names and registrations and applications therefor, and equivalents thereof throughout the world, (iv) copyrights, mask works, registrations and applications therefor, and equivalents thereof throughout the world, (v) computer software and firmware, including all source code, object code, specifications, databases, designs and documentation (collectively, “Software”) and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (B) “IP Contracts” shall mean, collectively, any and all agreements pursuant to which rights to any material Intellectual Property are in any manner transferred, conveyed, licensed, granted, restricted or waived; (C) “Registered Intellectual Property” shall mean all registered copyrights and trademarks and all issued Patents; and (D) “Company Intellectual Property” shall mean the Owned Intellectual Property and all other Intellectual Property that is used by or licensed to the Acquired Corporations.

(b) An Acquired Corporation is the owner or joint owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Company Owned Intellectual Property”), and has the right to use all other Company Intellectual Property, in each case free and clear of all Encumbrances. An Acquired Corporation is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Body as the sole and exclusive owner of record for each registration, grant and application included in the Company Owned Intellectual Property, except as otherwise disclosed in Part 2.9(b) of the Company Disclosure Schedule.

(c) To the Company’s Knowledge, the Company Intellectual Property and all of the Acquired Corporations’ rights therein, is and are valid and enforceable. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Company Intellectual Property to be invalid or unenforceable, or challenging the Acquired Corporations’ rights in any Company Intellectual Property, and no Acquired Corporation has received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. No act has been done or omitted to be done by the Acquired Corporations, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company Owned Intellectual Property, or, except with respect to IP Contracts listed in Part 2.9(a) of the Company Disclosure Schedule, give any Person any rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Company Owned Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant

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Governmental Authorities for the purpose of maintaining such Company Owned Intellectual Property. The Acquired Corporations have not divulged, furnished to or made accessible any of their Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Acquired Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) To the Company’s Knowledge, none of the Acquired Corporations or any of their respective current or contemplated activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated or violated, or will infringe, misappropriate or violate any Intellectual Property of any Person, and no Acquired Corporation has received any notice nor are any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which an Acquired Corporation alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property are pending, and none have been served by, instituted or asserted by the Acquired Corporations, nor are the Acquired Corporations aware of any such infringement, misappropriation or violation. To the Company’s Knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of the IP Contracts.

(e) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Acquired Corporations in any Company Intellectual Property, or (ii) grant or require any Acquired Corporation to grant to any Person any rights with respect to any Company Intellectual Property, (iii) subject the Acquired Corporations to any increase in royalties or other payments in respect of any Company Intellectual Property, (iv) diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the material breach or, by the terms of such contract, termination of any Company Contract.

2.10 Contracts.

(a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”:

(i) any Company Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Acquired Corporations or Company Affiliates is or may become obligated to make any severance, termination, deferred compensation or similar payment, or provide any post-termination employee benefits (whether cash, equity or otherwise), to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations or Company Affiliates is or may become obligated to pay any bonus (including any retention bonus or success bonus) or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $100,000 to any Company Associate; (D) pursuant to which any of the Acquired Corporations or Company Affiliates is or may become obligated to accelerate the vesting, exercisability or issuance of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Acquired

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Corporations; (E) pursuant to which any of the Acquired Corporations or Company Affiliates is or may become obligated to pay or accelerate the vesting or payment of any bonus, tax reimbursement or other payment (whether cash, equity, or otherwise) to any Company Associate as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any other event; or (F) with any works council, labor union or similar organization or body;

(ii) any Company Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii) any Company Contract with any distributor and any Company Contract with any other reseller or sales representative that includes any provision with respect to exclusivity;

(iv) any Company Contract with any manufacturer, vendor, foundry, or other supplier, including any Company Contract for the performance of services by a third party relating to any Company Intellectual Property or Company Product;

(v) any Company Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vi) any Company Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(vii) any Company Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property) or similar obligation;

(viii) any Company Contract relating to any currency hedging;

(ix) any Company Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(x) any Company Contract relating to the ownership, lease or sublease of any property that is leased to or controlled, owned or used by any of the Acquired Corporations;

(xi) any Company Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery

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of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(xii) any Company Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(xiii) any Company Contract that has a term of more than one year and that may not be terminated by an Acquired Corporation (without penalty in excess of $100,000) within 60 days after the delivery of a termination notice by such Acquired Corporation (other than confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business);

(xiv) any Company Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions;

(xv) any Company Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Corporation; and

(xvi) any other Company Contract that is material to any Acquired Corporation.

The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) Each Company Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code;

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or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Company Material Contract; and (iv) since December 31, 2004, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; and (d) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements.

(a) The Acquired Corporations and Persons acting in concert with or on behalf of the Acquired Corporations are not, nor has any of them since December 31, 2004 been, in violation of any Legal Requirement applicable to the Acquired Corporations or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement, including Legal Requirements enforced by the United States Food and Drug Administration (the “FDA”), the European Medicines Agency (“EMEA”) and other comparable Governmental Authorities (collectively, “Drug Law”), except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Acquired Corporations have all material registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted. Such Authorizations are valid and in full force and effect, and the Acquired Corporations and Persons acting in concert with and on behalf of the Acquired Corporations are in compliance in all material respects with all such Authorizations. The Company has provided to Parent all material Authorizations from the FDA and the EMEA.

(c) To the Knowledge of the Company, the Acquired Corporations and Persons acting in concert with and on behalf of the Company:

(i) have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii) have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

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(d) None of the Acquired Corporations, and (to the Knowledge of the Company) no Representative of any of the Acquired Corporations with respect to any matter relating to any of the Acquired Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e) No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Corporations has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since December 31, 2004. At no time since December 31, 2004, has any of the Acquired Corporations received notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research by or on behalf of any of the Acquired Corporations, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. The Company has, prior to the execution of this Agreement, provided to Parent all information about serious adverse drug experiences since December 31, 2004 obtained or otherwise received by any of the Acquired Corporations from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquired Corporations or any of their licensors or licensees in the possession of any of the Acquired Corporations (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) None of the Acquired Corporations, or Persons acting in concert with or on behalf of the Acquired Corporations, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Corporations made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Body to invoke any similar policy.

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(g) All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquired Corporations have been, or are being, conducted in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects.

(h) The Acquired Corporations has filed with the FDA, any other Governmental Authority, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any product or product candidate, as applicable, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.13 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of all Acquired Corporations, whether or not shown on the Company Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b) The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Most Recent Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Most Recent Balance Sheet through the Closing Date.

(c) No Acquired Corporation and no Company Return is currently being (or since December 31, 2004 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or

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similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Most Recent Balance Sheet). There are no liens for material Taxes upon any of the assets of any Acquired Corporation except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim has ever been received by an Acquired Corporation from any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that an Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by an Acquired Corporation to pay material Taxes.

(f) There are no Company Contracts relating to allocating or sharing of Taxes. None of the Acquired Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes nor is there any Company Contract providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 2.13(f), the following Company Contracts shall be disregarded: (i) commercially reasonable Company Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Acquired Corporation and (ii) commercially reasonable Company Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquired Corporation is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) No Acquired Corporation has been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i) The Company has delivered to Parent accurate and complete copies of all Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Acquired Corporations filed since December 31, 2001.

(j) No Acquired Corporation has taken any position on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

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(k) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.14(a) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to or bound by, and none of the Acquired Corporations has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(c) Part 2.14(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Acquired Corporations intends or has agreed or committed to (i) establish or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) modify or terminate any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing).

(d) The Company has delivered to Parent accurate and complete copies of: (i) all documents embodying or setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Associate relating to any Company Employee Plan and any proposed Company

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Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all non-discrimination test reports and summaries for each Company Employee Plan for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Acquired Corporations and Company Affiliates has performed all material obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement. No Acquired Corporation or Company Affiliate is in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan or Company Employee Agreement. Each Company Employee Plan and Company Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan or Company Employee Agreement. No Acquired Corporation, and no Company Affiliate, has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Acquired Corporations and Company Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and Company Employee Agreement.

(f) Each Company Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Company Associate

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that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Corporations or any of the Company Affiliates shall be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g) No Acquired Corporation, and no Company Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset, (iv) multiple employer plan or to any plan described in Section 413 of the Code; or (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Company Associate under any Company Employee Plan or Company Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company under any Company Employee Plan or Company Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or (v) be reasonably likely to result in any payment to any Company Associate being non-deductible by virtue of Section 280G or Section 4999 of the Code. Part 2.14(h) of the Company Disclosure Schedule sets forth the Company Employee Plans and Company Employee Agreements giving rise to the potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

(i) No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporation, and no Company Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

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(j) Except as set forth in Part 2.14(j) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(k) Except as set forth in Part 2.14(k) of the Company Disclosure Schedule, no Acquired Corporation, and no Company Affiliate: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(l) To the Knowledge of the Company, no stockholder of the Company, and no current Company Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such stockholder or current Company Associate in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or current Company Associate has any rights or obligations.

2.15 Environmental Matters.

(a) Since December 31, 2005, none of the Acquired Corporations has received any notice or other communication, whether from a Governmental Body, citizens

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group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future.

(b) To the Knowledge of the Company, and except as would not reasonably be expected to have or result in a Company Material Adverse Effect: (i) all property that is or was leased to or controlled, owned or used by any of the Acquired Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.15(d)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to or controlled, owned or used by any of the Acquired Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to or controlled, owned or used by any of the Acquired Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.15(d)).

(c) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

(d) For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.16 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by any of the Acquired Corporations have been provided or made available to Parent. To the Knowledge of the Company, each such policy is in full force and effect. All premiums due thereon have been paid in full.

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2.17 Related Party Transactions. Except as set forth in Part 2.17 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has been, indebted to any of the Acquired Corporations; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Material Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party is competing, or has competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time been, an officer or director of any of the Acquired Corporations; (ii) each member of the immediate family of each of the Persons referred to in clause “(i)” above; and (iii) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

2.18 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any business of any of the Acquired Corporations or any of the assets owned, leased or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 2.18(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.18(a) .

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.19 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.21), to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution,

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delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20 Inapplicability of Anti-takeover Statutes. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.21 Vote Required. The affirmative vote of a majority of its outstanding capital stock and the affirmative vote of a majority of the four entities listed on Schedule 2.21 attached hereto (collectively, the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement. The stockholders of the Company that have entered into and delivered Company Voting Agreements with and in favor of the Parent together hold sufficient shares of Company Capital Stock to deliver the Required Company Stockholder Vote in accordance with such Company Voting Agreements.

2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy

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under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

Except as may be required by the DGCL and except as set forth in Part 2.22 of the Company Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions. (For purposes of this Agreement, an Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (1) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Acquired Corporations, (2) could result in the termination, modification or limitation of any contractual or other right of any of the Acquired Corporations, or (3) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Acquired Corporations.

2.23 Financial Advisor. Except for J.P. Morgan and Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of J.P. Morgan and Cowen and Company, LLC.

2.24 Full Disclosure.

(a) To the Company’s Knowledge, this Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.7 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material

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fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Parent or at the time the Company Written Consent is executed by Company stockholders sufficient to provide the Required Company Stockholder Vote) or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC Documents or other part or subpart of the Parent Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

3.1 Due Organization.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

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3.2 Certificate of Incorporation and Bylaws. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. Parent has delivered to the Company accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquiring Corporation, including all amendments thereto; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquiring Corporation, the board of directors of each Acquiring Corporation and all committees of the board of directors of each Acquiring Corporation.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock. As of the close of business on September 15, 2008: (A) 53,663,805 shares of Parent Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued or outstanding; (C) no shares of Parent Common Stock were held by Parent in its treasury; (D) there were outstanding Parent Options to purchase 5,594,298 shares of Parent Common Stock, outstanding restricted stock units pursuant to which 27,332 shares of Parent Common Stock are issuable, and 6,806,216 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans (not including shares issuable pursuant to Parent Options and restricted stock units); and (E) there were outstanding warrants (“Parent Warrants”) exercisable for 850,224 shares of Parent Common Stock and such number of shares of Parent Common Stock were reserved for issuance upon conversion of such Parent Warrants. Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from September 15, 2008 to the date of this Agreement, (i) there have been no issuances by Parent of shares of capital stock of Parent other than issuances of capital stock of Parent pursuant to the exercise of Parent Options outstanding on such date and (ii) there have been no issuances of Parent Options or other options, warrants or other rights to acquire capital stock of Parent. Parent has not, subsequent to September 15, 2008, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than the outstanding Parent Options and warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) Except as set forth in Section 3.3(a), (i) as of September 15, 2008, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of

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Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) All outstanding shares of Parent Common Stock, and all options and other securities of Parent have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirement applicable to Parent; and (ii) all material requirements set forth in applicable Contracts.

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since December 31, 2005, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since December 31, 2005 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited

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financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby. The Acquiring Corporations’ Net Cash as of August 31, 2008 was $64,800,000.

(d) To the Knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent or any of its Subsidiaries were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.5 Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, between December 31, 2007 and the date of this Agreement: (a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Acquiring Corporations (whether or not covered by insurance); (c) none of the Acquiring Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquiring Corporations since December 31, 2007, exceeds $500,000 in the aggregate; (d) none of the Acquiring Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (e) none the Acquiring Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (f) none of the Acquiring Corporations has taken any action of the type referred to in Section 4.2(b); and (g) none of the Acquiring Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” of this sentence.

3.6 Title to Assets. The Acquiring Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the unaudited consolidated balance sheet included in Parent’s quarterly report on Form 10-Q for the quarter ending on June 30, 2008 as filed with the SEC on July 24, 2008 (the “Parent June 2008 Balance Sheet”), (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent June 2008 Balance Sheet); and (b) all other assets reflected in the books and records of the Acquiring Corporations as being owned by them. All of said assets are owned by the Acquiring Corporations free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the

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operations of the Acquiring Corporations, and (iii) liens described in Part 3.6 of the Parent Disclosure Schedule. the Acquiring Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent June 2008 Balance Sheet; and (B) all other assets reflected in the books and records of Parent as being leased to Parent, and Parent enjoys undisturbed possession of such leased assets.

3.7 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquiring Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Corporations in the manner in which such businesses are currently being conducted. The Acquiring Corporations do not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Parent Disclosure Schedule.

3.8 Intellectual Property

(a) Part 3.8(a) of the Parent Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of: (i) all Registered Intellectual Property in which any of the Acquiring Corporations has an ownership interest; and (ii) all IP Contracts relating to Parent Intellectual Property; provided that such list need not include Shrink Wrap Licenses. For purposes of this Agreement the term “Parent Intellectual Property” shall mean all Registered Intellectual Property in which any Acquiring Corporations has an ownership interest and all other Intellectual Property that is used by or licensed to the Acquiring Corporations .

(b) An Acquiring Corporation is the owner or joint owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Parent Owned Intellectual Property”), and has the right to use all other Parent Intellectual Property, in each case free and clear of all Encumbrances. An Acquiring Corporation is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Body as the sole and exclusive owner of record for each registration, grant and application included in the Parent Owned Intellectual Property, except as otherwise disclosed in Part 3.8(b) of the Parent Disclosure Schedule.

(c) To the Parent’s Knowledge, the Parent Intellectual Property and all of the Acquiring Corporations’ rights therein, is and are valid and enforceable. To the Parent’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Parent Intellectual Property to be invalid or unenforceable, or challenging the Acquiring Corporations’ rights in any Parent Intellectual Property, and no Acquiring Corporation has received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. No act has been done or omitted to be done by an Acquiring Corporation, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Parent Owned Intellectual Property, or, except with respect to IP Contracts, give any Person any rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Parent Owned Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities for the purpose of maintaining such Parent Owned

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Intellectual Property. No Acquiring Corporation has divulged, furnished to or made accessible any of its Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, and the Acquiring Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) To the Parent’s Knowledge, none of the Acquiring Corporations or any of their respective current or contemplated activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated, violated or otherwise conflicted with, or will infringe, misappropriate, violate or otherwise conflict with, any Intellectual Property of any Person, and no Acquiring Corporation has received any notice nor is any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which an the Acquiring Corporation alleges that any Person is infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property are pending, and none have been served by, instituted or asserted by an Acquiring Corporation, nor are the Acquiring Corporations aware of any such infringement, misappropriation or violation. To Parent’s Knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of the Parent IP Contracts.

(e) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of an Acquiring Corporations in any Parent Intellectual Property, or (ii) grant or require the any Acquiring Corporation to grant to any Person any rights with respect to any Parent Intellectual Property, (iii) subject any the Acquiring Corporation to any increase in royalties or other payments in respect of any Parent Intellectual Property, (iv) diminish any royalties or other payments the Acquiring Corporations would otherwise be entitled to in respect of any Parent Intellectual Property, or (v) result in the material breach or, by the terms of such contract, termination of any IP Contract to which an Acquiring Corporation is a party or is otherwise bound.

3.9 Material Contracts. Except for this Agreement, as of the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (each a “Parent Material Contract”) that is not filed as an exhibit to a Parent SEC Document.

3.10 Liabilities. None of the Acquiring Corporations has any accrued, contingent or other liabilities required by GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent June 2008 Balance Sheet; (b) normal and recurring current liabilities that have been incurred by Parent since the date of the Parent June 2008 Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquiring Corporations pursuant to the express terms of Contracts to which an Acquiring Corporation is a party or is otherwise bound; and (d) liabilities described in Part 3.10 of the Parent Disclosure Schedule.

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3.11 Compliance with Legal Requirements.

(a) The Acquiring Corporations and Persons acting in concert with or on behalf of the Acquiring Corporations are not, nor has any of them since December 31, 2004 been, in violation of any Legal Requirement applicable to the Acquiring Corporations or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement, including Drug Law, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The Acquiring Corporations have all material Authorizations from Governmental Authorities required to conduct their business as now being conducted. Such Authorizations are valid and in full force and effect, and the Acquiring Corporations and Persons acting in concert with and on their behalf are in compliance in all material respects with all such Authorizations. Parent has provided to the Company all material Authorizations from the FDA and the EMEA.

(c) To the Knowledge of Parent, the Acquiring Corporations and Persons acting in concert with and on behalf of the Acquiring Corporations:

(i) have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii) have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d) None of the Acquiring Corporations has, and (to the Knowledge of Parent) no Representative of any of the Acquiring Corporations with respect to any matter relating to any of the Acquiring Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

(e) Except as disclosed in the Parent SEC Documents, no product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of the Acquiring Corporations has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since December 31, 2004. At no time since December 31, 2004, has any of the Acquiring Corporations received notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research by or on behalf of any of the Acquiring Corporations, including any action regarding any investigator participating in any such research,

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nor is any such proceeding pending. Parent has, prior to the execution of this Agreement, provided to Company all information about serious adverse drug experiences since December 31, 2004 obtained or otherwise received by any of the Acquiring Corporations from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquiring Corporations or any of their licensors or licensees in the possession of any of the Acquiring Corporations (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(f) None of the Acquiring Corporations, or Persons acting in concert with or on behalf of the Acquiring Corporations, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquiring Corporations made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Body to invoke any similar policy.

(g) All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquiring Corporations have been, or are being, conducted in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects.

(h) The Acquiring Corporations have filed with the FDA, any other Governmental Authority, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any product or product candidate, as applicable, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.12 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquiring Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has

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been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of all Acquiring Corporations, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b) The Parent June 2008 Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Parent June 2008 Balance Sheet in the operation of the business of the Acquiring Corporations. Parent will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Parent June 2008 Balance Sheet through the Closing Date.

(c) No Acquiring Corporation and no Parent Return is currently being (or since December 31, 2004 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Acquiring Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Acquiring Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquiring Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by an Acquiring Corporations and with respect to which adequate reserves for payment have been established on the Parent June 2008 Balance Sheet). There are no liens for material Taxes upon any of the assets of any Acquiring Corporation except liens for current Taxes not yet due and payable. None of the Acquiring Corporations has been, and none will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim has ever been received by an Acquiring Corporation from any Governmental Body in a jurisdiction where an Acquiring Corporation does not file a Tax Return that an Acquiring Corporation is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by an Acquiring Corporation to pay material Taxes.

(f) There are no Contracts relating to allocating or sharing of Taxes to which an Acquiring Corporation is a party or is otherwise bound. None of the Acquiring Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any Contract providing for payments by an Acquiring Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.12(f), the following Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the

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allocation or payment of real property Taxes attributable to real property leased or occupied by an Acquiring Corporation and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) No Acquiring Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquiring Corporation is, and no Acquiring Corporation has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) No Acquiring Corporation has been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquiring Corporation may be subject, other than the affiliated group of which Parent is the common parent.

(i) Parent has delivered to the Company accurate and complete copies of all Tax Returns of the Acquiring Corporations for all Tax years from and including the tax year ended December 31, 2001.

(j) No Acquiring Corporation has taken any position on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Acquiring Corporations has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

3.13 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.13(a) of the Parent Disclosure Schedule, no Acquiring Corporation is a party to or bound by, and no Acquiring Corporation has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b) No Acquiring Corporation is, or has ever been engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquiring Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of an the Acquiring Corporation, including charges of unfair labor practices or discrimination complaints.

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(c) Part 3.13(c) of the Parent Disclosure Schedule contains an accurate and complete list as of the date hereof of each Parent Employee Plan and each Parent Employee Agreement. None of the Acquiring Corporations intends or has agreed or committed to (i) establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or (ii) modify or terminate any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Company in writing).

(d) Parent has made available to the Company accurate and complete copies of: (i) all documents embodying or setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Parent Employee Plan; (iii) for each Parent Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Parent Associate relating to any Parent Employee Plan and any proposed Parent Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquiring Corporations or any Parent Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Parent Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan; (x) all non-discrimination test reports and summaries for each Parent Employee Plan for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Acquiring Corporations and Parent Affiliates has performed all material obligations required to be performed by it under each Parent Employee Plan and Parent Employee Agreement. No Acquiring Corporation or Parent Affiliate is in default or violation of, and Parent has no Knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan or Parent Employee Agreement. Each Parent Employee Plan and Parent Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not

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otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, any of the Acquiring Corporations or any Parent Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Parent Employee Plan or Parent Employee Agreement. No Acquiring Corporation, and no Parent Affiliate, has ever incurred any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Acquiring Corporations and Parent Affiliates have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan and Parent Employee Agreement.

(f) Each Contract to which an Acquiring Corporation is a party or is otherwise bound with any individual or entity that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Parent Associate that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquiring Corporations or any of the Parent Affiliates shall be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g) No Acquiring Corporation, and no Parent Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Parent Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Parent Pension Plan in which stock of any of the Acquiring Corporations or any Parent Affiliate is or was held as a plan asset, (iv) multiple employer plan or to any plan described in Section 413 of the Code; or (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Parent Associate under any Parent Employee Plan or Parent Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Parent

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under any Parent Employee Plan or Parent Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or (v) be reasonably likely to result in any payment to any Parent Associate being non-deductible by virtue of Section 280G or Section 4999 of the Code. Part 3.13(h) of the Company Disclosure Schedule sets forth the Parent Employee Plans and Parent Employee Agreement giving rise to the potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable by an Acquiring Corporation in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

(i) No Parent Employee Plan provides (except at no cost to the Acquiring Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Acquiring Corporations or any Parent Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquiring Corporations or any Parent Affiliate, no Acquiring Corporation, and no Parent Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that any such Parent Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(j) Except as set forth in Part 3.13(j) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

(k) Except as set forth in Part 3.13(k)) of the Parent Disclosure Schedule, no Acquiring Corporation, and no Parent Affiliate: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquiring Corporations or any Parent Affiliate under any worker’s compensation policy or long-term disability policy.

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(l) To the Knowledge of Parent, no stockholder of Parent, and no current Parent Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Acquiring Corporations or that would interfere with the businesses of the Acquiring Corporations or any Parent Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any of the Acquiring Corporations or any Parent Affiliate as presently conducted nor any activity of such stockholder or current Parent Associate in connection with the carrying on of the business of the Acquiring Corporations or any Parent Affiliate as presently conducted will, to the Knowledge of Parent, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or current Parent Associate has any rights or obligations.

3.14 Environmental Matters.

(a) Since December 31, 2005, no Acquiring Corporation has received any notice or other communication, whether from a Governmental Body, citizens group or otherwise, that alleges that an Acquiring Corporation is not or might not be in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by the Acquiring Corporations with any Environmental Law in the future.

(b) To the Knowledge of Parent, and except as would not reasonably be expected to have or result in a Parent Material Adverse Effect: (i) all property that is or was leased to or controlled, owned or used by the Acquiring Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the property that is or was leased to or controlled, owned or used by the Acquiring Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to or controlled, owned or used by the Acquiring Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Acquiring Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

3.15 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance

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maintained by the Acquiring Corporations have been provided or made available to the Company. To the Knowledge of Parent, each such policy is in full force and effect. All premiums due thereon have been paid in full.

3.16 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or in the Parent SEC Documents, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves an Acquiring Corporation, any business of an Acquiring Corporation or any of the assets owned, leased or used by an Acquiring Corporation; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 3.16(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.16(a).

(b) There is no Order to which Parent, or any of the assets owned or used by Parent, is subject. To the Knowledge of Parent, no officer or other key employee of an Acquiring Corporation is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquiring Corporations.

3.17 Authority; Binding Nature of Agreement. Subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.19) and the vote of Parent as the sole stockholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Common Stock in the Merger and the Charter Amendment are advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger and the Charter Amendment; and (c) unanimously recommended the approval of the issuance of Parent Common Stock in the Merger and the Charter Amendment by the holders of Parent Common Stock and directed that the issuance of Parent Common Stock in the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting. The board of directors of Merger Sub (by unanimous written consent) has: (i) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the Merger; and (iii) unanimously recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholder of Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms,

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subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.18 Inapplicability of Anti-takeover Statutes. The board of directors of each Acquiring Corporation (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing such Acquiring Corporation not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.19 Vote Required. The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger and to approve the Charter Amendment is the affirmative vote of a majority of the outstanding shares of Common Stock of Parent (collectively, the “Required Parent Stockholder Vote”).

3.20 Non-Contravention; Consents. Except as set forth in Part 3.20 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquiring Corporations, or any of the assets owned or used by the Acquiring Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquiring Corporations or that otherwise relates to the business of any of the Acquiring Corporations or to any of the assets owned or used by any of the Acquiring Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract; or

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(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquiring Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquiring Corporations).

Except as may be required by the Securities Act, Exchange Act, the DGCL and the rules and regulations of Nasdaq, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21 Fairness Opinion. Parent’s board of directors has received the written opinion of Jefferies & Co., Inc., financial advisor to Parent, dated September 24, 2008, to the effect that the Merger Consideration is fair, from a financial point of view, to Parent.

3.22 Financial Advisor. Except for Jefferies & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Acquiring Corporations. Parent has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Jefferies & Co., Inc.

3.23 Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and Company Warrants, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed on affiliates of Parent by Rule 144 under the Securities Act.

3.24 Full Disclosure.

(a) To Parent’s Knowledge, this Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 7.6 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Parent or at the time the Company Written Consent is executed by

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Company stockholders sufficient to provide the Required Company Stockholder Vote or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), each of the Company and Parent shall, and shall cause the respective Representatives of the other party to: (a) provide the other party’s Representatives with reasonable access during normal business hours to the Representatives, personnel and assets of such party and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries; and (b) provide the other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries as the other party may reasonably request.

4.2 Operations Prior to Closing.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2 of the Company Disclosure Schedule or the Parent Disclosure Schedule, (iii) as required by applicable Legal Requirement; or (iv) as approved in advance by the other party hereto in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8 and the Effective Time, each of the Company and Parent shall, and each of them shall cause its Subsidiaries to (w) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (x) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (y) pay or perform all material obligations when due, and (z) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

(b) Except (A) as expressly contemplated or permitted by this Agreement, (B) as set forth in Section 4.2 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, (C) with respect to the obligations under clauses (viii), (xiii), (xvii), (xviii), and (xxi) below, as contemplated in the Parent Operating Budget or Company Operating Budget, as applicable, but without regard to timing, or (D) with the prior

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written consent by the other party hereto, which shall not be unreasonably withheld, delayed or conditioned, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8 and the Effective Time, neither the Company nor Parent shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(i) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (A) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, and (B) grants of purchase rights under the Parent’s employee stock purchase plan for the three month offering periods commencing September 1, 2008 and December 1, 2008 pursuant to terms substantially similar with respect to the determination of offering price and participation limits as in effect for the offering period commenced September 1, 2008;

(iii) amend any of its securities (including options, warrants and similar rights) or any securities of any of its Subsidiaries; provided, however, that nothing in this paragraph (iii) shall prohibit the Company or Parent from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iv) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Encumbrance over any of its assets;

(v) declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock or effect or commit to any stock repurchase or redemption of its capital stock;

(vi) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (vi) shall prohibit the Company or Parent from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vii) forgive any loans of any party, including its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;

(viii) increase the compensation payable or to become payable to its officers, employees or consultants, or grant any severance or termination pay to, or enter into

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any severance agreement with any director, officer, consultant or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto) and the parties may make grants of equity awards as provided in Section 4.2(b)(ii) above;

(ix) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, or (ii) transactions in the ordinary course of business consistent with past practice;

(x) except as may be required by applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

(xi) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(xii) enter into any Company Material Contract or Parent Material Contract, as the case may be;

(xiii) amend in any material respect (other than an amendment where the only material amendment is to the amount to be paid or received by the Company or Parent, as applicable, and does not increase the amount to be so paid, or decrease the amount to be so received, by more than $100,000) any Company Material Contract or Parent Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any Company Material Contract or Parent Material Contract, as the case may be;

(xiv) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any Company Intellectual Property or Parent Intellectual Property, as applicable (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(xv) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(xvi) mortgage, pledge or subject to Encumbrance, any of its assets or properties;

(xvii) authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $100,000; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

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(xviii) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability;

(xix) initiation of any material Legal Proceeding;

(xx) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xxi) authorize, incur or commit to any clinical trial or other action that would trigger obligations to make milestone or other payments or commitments which in the aggregate exceed $100,000; or

(xxii) enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

4.3 Budget.

(a) Schedule 4.3(a) sets forth a monthly operating budget of the Acquiring Corporations including a budgeted consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows (the “Parent Operating Budget”) for each month-end through February 28, 2009. Prior to the Closing Date and except with the prior written consent of the Company, Parent will use its reasonable best efforts, and will use its reasonable best efforts to cause the Acquiring Corporations to, control their expenditures and revenues to operate their businesses within the Parent Operating Budget. Within 10 business days of the end of each month Parent shall provide to the Company an unaudited consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the Acquiring Corporations setting forth the actual results for the preceding month, including a comparison to the Parent Operating Budget. The Acquiring Corporations’ Net Cash as of the end of each fiscal quarter shall not be less than 95 percent of the Acquiring Corporations’ Net Cash amount forecast in the Parent Operating Budget for such time, except with the prior written consent of the Company. If the Closing shall occur more than 45 days after the end of a fiscal quarter, then prior to the Closing, Parent shall provide to the Company an unaudited consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the Acquiring Corporations setting forth the actual results for the period spanning from the start of the current fiscal quarter to the last day of the calendar month ending no less than 10 business days before the Closing (the “Stub Period”), including a comparison to the Parent Operating Budget. The Acquiring Corporations’ Net Cash as of the end of the Stub Period shall not be less than 95 percent of the Acquiring Corporations’ Net Cash amount forecast in the Parent Operating Budget for the Stub Period, except with the prior written consent of the Company.

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(b) Schedule 4.3(b) sets forth a monthly operating budget of the Acquired Corporations including a budgeted consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows (the “Company Operating Budget”) for each month-end through February 28, 2009. Prior to the Closing Date and except with the prior written consent of Parent, the Company will use its reasonable best efforts, and will use its reasonable best efforts to cause the Acquired Corporations to, control their expenditures and revenues to operate their businesses within the Company Operating Budget. Within 10 business days of the end of each month the Company shall provide to Parent an unaudited consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the Acquired Corporations setting forth the actual results for the preceding month, including a comparison to the Company’s Operating Budget. The Acquired Corporations’ Net Cash as of the end of each fiscal quarter shall be greater than or equal to the Acquired Corporations’ Net Cash amount forecast in the Company Operating Budget for such time minus $500,000, except with the prior written consent of Parent. If the Closing shall occur more than 45 days after the end of a fiscal quarter, then prior to the Closing, the Company shall provide to Parent an unaudited consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the Acquired Corporations setting forth the actual results for the Stub Period, including a comparison to the Company Operating Budget. The Acquired Corporations’ Net Cash as of the end of the Stub Period shall be greater than or equal to the Acquired Corporations’ Net Cash amount forecast in the Company Operating Budget for the Stub Period minus $500,000, except with the prior written consent of Parent.

4.4 No Solicitation.

(a) During the Pre-Closing Period, neither the Company nor Parent shall, directly or indirectly, and each of the Company and Parent shall ensure that its respective Subsidiaries and the respective Representatives of their respective Subsidiaries do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding the Company or Parent, as the case may be, or any of its Subsidiaries, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

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(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that prior to the Parent Stockholders’ Meeting, this Section 4.4(a) shall not prohibit Parent from furnishing nonpublic information regarding the Acquiring Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or would reasonably be expected to result in the submission by such Person to Parent of, a Parent Superior Offer if: (A) neither Parent nor any Representative of Parent shall have breached any of the provisions set forth in this Section 4.34(a); (B) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Parent receives from such Person an executed confidentiality agreement; and (C) at least two business days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company), and provided, however, that prior to the receipt of the Company Stockholder Approval, this Section 4.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or would reasonably be expected to result in the submission by such Person to the Company of, a Company Superior Offer if: (A) neither the Company nor any Representative of Company shall have breached any of the provisions set forth in this Section 4.4(a); (B) at least two days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement; and (C) at least two days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) Each of the Company and Parent shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Such party shall keep the other party informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c) Each of the Company and Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

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SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare the Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus, providing Company (and its counsel) with a reasonable opportunity to review and comment on the Form S-4 Registration Statement prior to it being filed with the SEC. Parent shall use commercially reasonable efforts and the Company shall cooperate with Parent as reasonably requested by Parent: (i) to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the Company of, cooperate with the Company with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish to the other all information concerning such party and its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Notwithstanding the generality of the foregoing, the Company shall provide Parent with all information relating to the Company required to be included in the Form S-4 Registration Statement and the Proxy Statement/Prospectus as soon as is reasonably practicable, but in any event, on or before October 13, 2008, provided that such date shall be extended on a day for day basis based upon any delays by Parent or its advisors in providing Parent valuations or other information required to be included in materials to be furnished by the Company. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or the stockholders of Parent.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to consent pursuant to the Company Written Consent; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

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5.2 Company Stockholder Approval.

(a) Within 72 hours after Parent has provided the Company notice that the Form S-4 Registration Statement is declared effective, the Company shall solicit and obtain, by written consent (the “Company Written Consent”) of the Company Stockholders in lieu of a meeting pursuant to Section 228 of the DGCL, the Required Company Stockholder Vote for purposes of, (i) adopting this Agreement and approving the Merger, and all other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL.

(b) Subject to Section 5.2(c): (i) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to approve the Merger (the recommendation of the Company’s board of directors that the Company’s stockholders vote to approve the Merger being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. Nothing in this Section 5.2(b) shall preclude the Company from making any accurate and complete public disclosure of any material facts if: (1) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that such disclosure is required by the fiduciary duties of the board of directors of the Company or by any Legal Requirement; and (2) the Company shall have provided Parent with reasonable advance notice of the content of such disclosure.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of the Merger by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) the Company shall have provided to Parent, at least five business days prior to each meeting of the Company’s board of directors at which such board of directors considers the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; and (ii) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable law. The Company shall notify Parent promptly (and in any event within two hours) of: (A) any withdrawal of or modification to the Company Board Recommendation; and (B) the circumstances surrounding such withdrawal or modification. Subject to Section 8.1(h), if the Company does withdraw or modify the Company Board Recommendation pursuant to this Section 5.2(c), if requested by Parent, the Company shall nonetheless proceed with soliciting the Company Written Consent.

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5.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger and the Charter Amendment (collectively, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held on a date selected by Parent but no later than 25 business days after the Form S-4 Registration Statement is declared effective. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.3(c): (i) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger and the Charter Amendment (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger and the Charter Amendment being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted. Nothing in this Section 5.3(b) shall preclude Parent from making any accurate and complete public disclosure of any material facts if: (1) Parent’s board of directors determines in good faith, after taking into account the advice of Parent’s outside legal counsel, that such disclosure is required by the fiduciary duties of the board of directors of Parent or by any Legal Requirement; and (2) Parent shall have provided the Company with reasonable advance notice of the content of such disclosure.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) Parent shall have provided to the Company, at least five business days prior to each meeting of Parent’s board of directors at which such board of directors considers the possibility of withdrawing the Parent Board Recommendation or modifying the Parent Board Recommendation in a manner adverse to the Company, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; and (ii) Parent’s board of directors determines in good faith, after taking into account the advice of Parent’s outside legal counsel, that the withdrawal or modification of the Parent Board Recommendation is required in order for Parent’s board of directors to comply with its fiduciary obligations to Parent’s stockholders under applicable law. Parent shall notify the Company promptly (and in any event within two hours) of: (A) any withdrawal of or modification to the Parent Board Recommendation; and (B) the circumstances surrounding such withdrawal or modification. Subject to Section 8.1(g), if Parent does withdraw or modify the Parent Board Recommendation pursuant to this Section 5.3(c), if requested by the Company, Parent shall nonetheless proceed with the Parent Stockholder meeting to vote on the issuance of Parent Company Stock in the Merger and the Charter Amendment.

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5.4 Stock Options.

(a) At the Effective Time, without any action on the part of Parent, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, Parent shall assume each Company Option that is then outstanding and unexercised (an “Assumed Company Option”) in accordance with the terms of the Company Option Plan, and Parent’s board of directors or a duly authorized committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Company Option. Each Assumed Company Option will continue to have, and be subject to the same terms and conditions of such Company Option (including the terms and conditions of any applicable stock option agreement or other document evidencing such Company Option, if any) immediately prior to the Effective Time (including any repurchase rights or vesting provisions, if applicable), except that (i) each Assumed Company Option will be exercisable (or will become exercisable in accordance with its terms) solely for a number of whole shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that would be issuable upon exercise of the Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient equal to (x) the per share exercise price for such Assumed Company Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Assumed Company Option (either by its terms or by the terms of another Contract) provides for acceleration of vesting thereof. Each Assumed Company Option shall, in accordance with its terms, be subject to further adjustment as determined in the reasonable discretion of Parent’s board of directors to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. The exercise price under each Assumed Company Option, the number of shares for which such Assumed Company Option is exercisable and the terms and conditions of exercise of such Assumed Company Option shall be determined in such manner so as to comply to the greatest extent possible with Section 424(a) of the Code and Section 409A of the Code.

(b) Prior to the Effective Time, the Company shall provide notice to each holder of outstanding Company Options describing the treatment of such Company Options in accordance with this Section 5.4. As soon as reasonably practicable following the date hereof and conditional upon the Effective Time, the board of directors of the Company shall make all determinations reasonably necessary under the Company Option Plan to accomplish the transactions contemplated by this Section 5.4 and, to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the Merger. As soon as reasonably practicable following the Effective Time (and in no event later than five business days after the Effective Time), Parent shall issue to each holder of an Assumed Company Option

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a document evidencing the assumption of the applicable Company Option by Parent as contemplated by this Section 5.4. Subject to the occurrence of the Effective Time, Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Company Options pursuant to the terms set forth in this Section 5.4 and shall, from and after the Effective Time, honor the obligations of the Company to the holders of Assumed Company Options under the Company Option Plan.

(c) Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16b of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the board of directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16b of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant hereto).

(d) Parent shall file with the SEC no later than 10 business days after the Effective Time a registration statement on Form S-8 (or any successor form or other appropriate forms) relating to Parent Common Stock issuable pursuant to the Assumed Company Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Company Options remain outstanding. Parent shall use all reasonable efforts to cause shares of Parent Common Stock, when issued upon exercise of Assumed Company Options, to be approved for quotation on Nasdaq Market.

(e) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

(f) Prior to the initial filing of the Form S-4 Registration Statement, Parent and the Company, shall each consider in good faith any proposal by the other party to solicit the approval of Parent’s stockholders to increase the number of shares issuable pursuant to Parent’s 2004 Equity Incentive Plan in connection with the Parent Stockholder Meeting, provided that the failure to mutually agree upon whether to solicit such approval shall not be deemed a breach of any covenant or obligation pursuant to this Agreement or give rise to any party’s rights or remedies hereunder.

5.5 Regulatory Approvals and Related Matters.

(a) Except as otherwise provided in this Agreement, each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after

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the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Contemplated Transactions. The Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the U.S. Department of Justice (“FTC/DOJ”) for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to compliance with applicable Legal Requirements, Parent shall use commercially reasonable efforts to provide to the Company, and the Company shall use commercially reasonable efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company, as the case may be, pursuant to Section 5.5(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall use commercially reasonable efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Merger; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Merger.

(c) Subject to Section 5.5(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.5(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(d) Notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; (ii) to license or otherwise make available (or cause any of its Subsidiaries or any of the Acquired Corporations to license or otherwise make available) to any Person, any Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any Intellectual Property; or (iii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions.

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5.6 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents to Company Associates generally or otherwise communicates with Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, the obligations of Parent and the Company set forth in this Section 5.6 shall not apply with respect to any public statement relating to the withdrawal or modification of the Parent Board Recommendation pursuant to Section 5.3(c).

5.7 [Reserved.]

5.8 Tax Matters. Prior to the effectiveness of the Form S-4 Registration Statement: (a) the Company shall execute and deliver to Cooley Godward Kronish LLP and to Hogan & Hartson LLP a tax representation letter in a customary form to be mutually agreed to by the parties; and (b) Parent and Merger Sub shall execute and deliver to Cooley Godward Kronish LLP and to Hogan & Hartson LLP a tax representation letter in a customary form to be mutually agreed to by the parties. To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward Kronish LLP and to Hogan & Hartson LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.8: (a) Parent shall use commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use commercially reasonable efforts to cause Hogan & Hartson LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinion, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.8.

5.9 Letter of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of KPMG LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.10 Listing. Parent shall promptly (i) to the extent required by the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”), prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and use its reasonable best efforts to cause such shares to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing for the Parent Common Stock on the Nasdaq Market (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time, including without limitation, seeking stockholder approval and committing to Nasdaq to effect a reverse stock split (the “Reverse

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Stock Split”), if necessary, with respect to the then-outstanding shares of Parent Common Stock. In addition to the foregoing, during the Pre-Closing Period, Parent and the Company shall jointly determine (i) a course of action to approach Nasdaq with the objective of obtaining an extension of time (the “Listing Extension”) for Parent to regain compliance with Marketplace Rule 4450(a)(5) and (ii) the magnitude of the Reverse Stock Split. The Company shall cooperate with Parent as reasonably requested by Parent to cause the Nasdaq Listing Application to be approved and the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Market and shall promptly furnish to Parent all information concerning the Acquired Corporations and their stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10. Parent shall provide the Company with the opportunity to review, comment on and approve any filings or submissions to be made to Nasdaq and to participate in any proceeding before Nasdaq in connection with any action contemplated by this Section 5.10.

5.11 Board of Directors; Officers. Prior to the Parent Stockholders’ Meeting, Parent shall have taken or caused to be taken all necessary corporate action such that immediately after the Effective Time the board of directors of Parent shall be composed of the persons listed as directors on Schedule 5.11 hereto. Parent and the Company agree that promptly after the Effective Time the senior officers of Parent shall be those persons named as such on Schedule 5.11.

5.12 Charter Amendments.

(a) Immediately prior to the Effective Time, Parent shall file an amendment to its amended and restated certificate of incorporation in the form of Exhibit C (the “Charter Amendment”) with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

(b) On the first business immediately following the date of this Agreement, Company shall file the Company NPA Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately upon filing.

5.13 Termination of Company Stockholder and Other Related Agreements. Prior to the Closing Date, the Company will obtain the necessary written consent of its stockholders to, effective upon the Closing Date, terminate the following agreements: (a) Amended and Restated Shareholders Agreement, (b) Amended and Restated Investor Rights Agreement, (c) Amended and Restated Right of First Refusal and Co-Sale Agreement, and (d) Amended and Restated Voting Agreement.

5.14 Section 16b. Prior to the Closing Date and pursuant to Rule 16b-3(d) of the Exchange Act, the board of directors of Parent will adopt a resolution approving the issuance pursuant to the Merger of Parent Common Stock to parties that are or will become officers and directors of Parent and their affiliates so that such issuances are exempt from application of Section 16b of the Exchange Act.

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SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Company Representations. Each of the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining accuracy as of the foregoing dates (and for purposes of determining accuracy for purposes of clause “(b)” of this proviso): (i) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of the Company contained in this Agreement shall be disregarded; (ii) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of the Company contained in this Agreement shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the representations and warranties of the Company contained in this Agreement will be disregarded if such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

6.4 Company Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Company Stockholder Vote.

6.5 Parent Stockholder Approval. The issuance of Parent Common Stock in the Merger and the Charter Amendment shall have been duly approved by the Required Parent Stockholder Vote, and the Charter Amendment shall have been accepted for filing by the Secretary of State of the State of Delaware.

6.6 Consents. The Consents identified in Part 6 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect; and all other Consents required to be obtained in connection with the Merger and the other Contemplated Transactions shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents would not reasonably be expected to have or result in a Company Material Adverse Effect.

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6.7 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a legal opinion of Cooley Godward Kronish LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward Kronish LLP may rely upon the tax representation letters referred to in Section 5.8; and (ii) if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Hogan & Hartson LLP renders such opinion to Parent); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such (which certificate shall be in full force and effect), confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants), 6.4 (Company Stockholder Approval), 6.6 (Consents) and 6.8 (No Company Material Adverse Effect) have been duly satisfied and certifying, as of immediately prior to the Effective Time, (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the number of shares of Company Common Stock issuable upon the conversion of each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and that such number of shares has been determined in accordance with provisions of the Company’s certificate of incorporation in effect immediately prior to the Effective Time, (iii) the number of Treasury Method Shares of Company Common Stock Outstanding, (iv) the number of shares of Company Common Stock issuable pursuant to or upon conversion of any convertible notes or other rights outstanding as of immediately prior to the Effective Time (whether or not currently exercisable) to acquire shares of Company Capital Stock, including the notes issued pursuant to the Note Purchase Agreement and the Company Warrants issued pursuant to the Note Purchase Agreement but excluding other Company Warrants and Company Options, or upon conversion of any Company Preferred Stock issuable pursuant to or upon conversion of any such convertible notes or other rights outstanding as of the Effective Time and that such number of shares has been determined in accordance with provisions of the Company’s certificate of incorporation in effect immediately prior to the Effective Time, (v) the Exchange Ratio (as determined in accordance with the methodology as set forth in the Spreadsheet), and (vi) the following information with respect to each holder of the securities and rights described in clauses “(i)” through “(iv)” of this sentence: (A) such holder’s record address, (B) the number of each of such securities and rights held by such holder and, if applicable, the certificate numbers related thereto, (C) the exercise price(s) of each of such holder’s Company Options and Company Warrants, (D) the number of shares of Parent Common Stock such holder is entitled to receive pursuant to Section 1.5(a)(iii), (E) the amount of cash such holder is entitled to receive pursuant to Section 1.5(c), and (F) the number of shares of Parent Common Stock into which each of such holder’s Company Options and Company Warrants are convertible pursuant to Sections 5.4 and 1.5(d) together with the adjusted exercise price with respect thereto.

6.8 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

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6.9 Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.

6.10 Listing. The Nasdaq Listing Application shall have been conditionally approved, and the shares of Parent Common Stock to be issued in the Merger shall be conditionally approved for listing on the Nasdaq Market, both subject only to completion of the Closing and completion by Parent of any reverse stock split required by Nasdaq.

6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.12 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations or Acquiring Corporations to dispose of or hold separate any material assets or business as a result of the Merger or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Parent or any of the Acquired Corporations.

6.13 Termination of Company Stockholder and Other Related Agreements. Prior to the Closing Date, the Company will obtain the necessary written consent of its stockholders to, effective upon the Closing Date, terminate the following agreements: (a) Amended and Restated Shareholders Agreement, (b) Amended and Restated Investor Rights Agreement, (c) Amended and Restated Right of First Refusal and Co-Sale Agreement, and (d) Amended and Restated Voting Agreement.

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SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Parent Representations. Each of the representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties of Parent contained in this Agreement made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement as of the foregoing dates (and for purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement for purposes of clause “(b)” of this proviso): (i) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent contained in this Agreement shall be disregarded; (ii) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of Parent contained in this Agreement shall be disregarded; and (iii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the representations and warranties of Parent contained in this Agreement will be disregarded if such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

7.4 Company Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Company Stockholder Vote.

7.5 Parent Stockholder Approval. The issuance of Parent Common Stock in the Merger and the Charter Amendment shall have been duly approved by the Required Parent Stockholder Vote, and the Charter Amendment shall have been accepted for filing by the Secretary of State of the State of Delaware.

7.6 Documents. The Company shall have received the following documents:

(a) a legal opinion of Hogan & Hartson LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section

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368 of the Code (it being understood that: (i) in rendering such opinion, Hogan & Hartson LLP may rely upon the tax representation letters referred to in Section 5.8; and (ii) if Hogan & Hartson LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish LLP renders such opinion to the Company); and

(b) a certificate executed by an executive officer of Parent, in his or her capacity as such (which certificate shall be in full force and effect), confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent Representations), 7.2 (Performance of Covenants), 7.5 (Parent Stockholder Approval) and 7.7 (No Parent Material Adverse Effect) have been duly satisfied.

7.7 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.8 Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of an Acquiring Corporation or an Acquired Corporation ; or (c) the future ability or authority of an Acquiring Corporation or an Acquired Corporation to conduct business or to own, operate or retain exclusive rights to any material asset.

7.9 Listing. The Nasdaq Listing Application shall have been conditionally approved, and the shares of Parent Common Stock to be issued in the Merger shall be conditionally approved for listing on the Nasdaq Market, both subject only to completion of the Closing and completion by Parent of any reverse stock split required by Nasdaq.

7.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.11 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise

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ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations or Acquiring Corporations to dispose of or hold separate any material assets or business as a result of the Merger or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Parent or any of the Acquired Corporations.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;

(b) by either Parent or the Company if the Merger shall not have been consummated by the End Date (as defined below); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger; and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(e) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 6.1, such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement for purposes of clause “(b)” of the proviso to Section 6.1; (A) all “Company Material Adverse Effect” qualifications and other

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materiality qualifications limiting the scope of the representations and warranties of the Company contained in this Agreement shall be disregarded; (B) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of the Company contained in this Agreement shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(f) by the Company if: (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 7.1, such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the representations and warranties of Parent or Merger Sub contained in this Agreement as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the representations and warranties of Parent or Merger Sub contained in this Agreement for purposes of clause “(b)” of the proviso to Section 7.1; (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent contained in this Agreement shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of Parent contained in this Agreement shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (ii) any of Parent’s or Merger Sub’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s or Merger Sub’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by Parent or Merger Sub is curable by Parent or Merger Sub, and Parent or Merger Sub is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(g) by Parent immediately prior to entering into a definitive agreement with respect to a Parent Superior Offer, provided that (A) subject to the terms of this Agreement, the board of directors of Parent has withdrawn or modified the Parent Board Recommendation in accordance with Section 5.3(c) and authorized Parent to enter into a definitive agreement for a

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transaction that constitutes a Parent Superior Offer, (B) immediately prior to the termination of this Agreement, Parent pays to the Company the amount payable pursuant to Section 8.3(b) and (C) immediately following such termination Parent enters into a definitive agreement to effect such Parent Superior Offer.

(h) by Company immediately prior to entering into a definitive agreement with respect to a Company Superior Offer, provided that (A) subject to the terms of this Agreement, the board of directors of the Company has withdrawn or modified the Company Board Recommendation in accordance with Section 5.2(c) and authorized the Company to enter into a definitive agreement for a transaction that constitutes a Company Superior Offer, (B) immediately prior to the termination of this Agreement, the Company pays to Parent the amount payable pursuant to Section 8.3(b), and (C) immediately following such termination of the Company enters into a definitive agreement to effect such Company Superior Offer.

(i) by Parent if the Company has not completed the sale and issuance of at least $8,750,000 in principal amount of convertible notes (for consideration to the Company equal to the principal amount of such notes) pursuant to the terms of the Note Purchase Agreement on or prior to October 14, 2008.

The “End Date” shall be February 28, 2009.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant or obligation contained in this Agreement or for any intentional and material breach of any representation or warranty contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing of any notice or other document under any applicable foreign Antitrust Law.

(b) (i) If this Agreement is terminated by Parent pursuant to Section 8.1(g) or (ii) if: (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(d); (B) prior to the Parent Stockholders Meeting an Acquisition Proposal with respect to Parent shall have been publicly made and not withdrawn prior to the Parent Stockholders Meeting; (C) within nine (9) months following such termination, Parent enters into a definitive

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agreement to consummate an Acquisition Transaction with a party other than the Company; and (D) such Acquisition Transaction is consummated pursuant to such definitive agreement, then Parent shall pay to the Company a nonrefundable fee in the amount of $947,112 in cash and shall reimburse the Company for up to $500,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the Contemplated Transactions. In the case of clause “(ii)” of the preceding sentence, such payment shall be made within 24 hours of the consummation referred to in subclause “(ii)(D)” of the preceding sentence. If this Agreement is terminated by the Company pursuant to Section 8.1(h) or Parent pursuant to Section 8.1(i), then the Company shall pay to Parent a nonrefundable fee in the amount of $1,922,924 in cash and shall reimburse Parent for up to $500,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the Contemplated Transactions. The total of such payments shall be made within 24 hours of a termination by Parent pursuant to Section 8.1(i).

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or any rule or regulation of Nasdaq requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the

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waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent and Merger Sub in Section 3.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the

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prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Nuvelo, Inc.

201 Industrial Road, Suite 310

San Carlos, CA 94070-6211

Attention:   Lee Bendekgey

Facsimile:    (650) 517-8001

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention:   John Geschke, Esq.

Facsimile:    (650) 849-7400

if to the Company:

ARCA biopharma, Inc.

8001 Arista Place, Suite 200

Broomfield, CO 80021

Attention:   Chief Executive Officer

Facsimile:    (720) 208-9261

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with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

1470 Walnut Street, Suite 200

Boulder, CO 80302

Attention: William R. Roberts, Esq.

Facsimile: (720) 406-5301

9.10 Cooperation. Each Party agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

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(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NUVELO, INC.

By:	/s/ Ted W. Love
Name:	Ted W. Love
Title:	Chairman of the Board and Chief Executive Officer

DAWN ACQUISITION SUB, INC.

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	Chief Executive Officer

ARCA BIOPHARMA, INC.

By:	/s/ Richard B. Brewer
Name:	Richard B. Brewer
Title:	President and Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquiring Corporations. “Acquiring Corporations” shall mean (a) Parent; (b) each of Parent’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquired Corporations’ Net Cash. “Acquired Corporations’ Net Cash” shall mean the Acquired Corporations’ cash and cash-equivalents, marketable securities, restricted cash, collaboration receivables and other current assets minus the sum of the Acquired Corporations’ accounts payable, accrued compensation and employee benefits, accrued clinical trial and drug manufacturing costs and other current accrued liabilities, including accrued audit, tax, legal and research fees and use tax, all determined in a manner consistent with the manner in which such items were determined for the Most Recent Balance Sheet.

Acquiring Corporations’ Net Cash. “Acquiring Corporations’ Net Cash” shall mean the Acquiring Corporations’ cash and cash-equivalents, marketable securities, restricted cash, collaboration receivables and other current assets minus the sum of the Acquiring Corporations’ accounts payable, accrued compensation and employee benefits, accrued clinical trial and drug manufacturing costs and other current accrued liabilities, including accrued audit, tax, legal and research fees and use tax, all determined in a manner consistent with the manner in which such items were determined for the Parent June 2008 Balance Sheet.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company, as the case may be) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company, as the case may be) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or Parent, as the case may be or any material Subsidiary of the Company or Parent, as the case may be is a constituent corporation or is otherwise involved; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires

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beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company or Parent, as the case may be or any material Subsidiary of the Company or Parent, as the case may be; or (iii) in which the Company or Parent, as the case may be, or any of its material Subsidiaries issues securities representing more than 20% of the outstanding voting securities of the Company or such material Subsidiary of the Company;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be; or

(c) any liquidation or dissolution of the Company or any of its material Subsidiaries or Parent or any of its material Subsidiaries, as the case may be.

For purposes of the preceding sentence, a “material Subsidiary” shall mean any Subsidiary of the applicable party that, together with all Subsidiaries of such Subsidiary on a consolidated basis, accounts for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of such party and its Subsidiaries, taken together as a whole.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations or required to be aggregated with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

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Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that have been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent upon the execution of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee of any of the Acquired Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable foreign law.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquired Corporations participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquired Corporations taken as a whole; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation

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of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vi) the taking of any action required by this Agreement; (vii) the FDA’s failure to file the Company’s NDA for Gencaro (provided that the NDA is promptly re-submitted and accepted for filing by the FDA within 30 days); and (viii) the FDA’s failure to determine the approvability of the NDA by the Closing; (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

Company Option Plans. “Company Option Plans” shall mean the Company 2004 Stock Incentive Plan, as amended to date.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Stockholder Approval. “Company Stockholder Approval” shall mean the receipt by the Company, by the Company Written Consent, of the Required Company Stockholders’ Vote”.

Company Superior Offer. “Company Superior Offer” shall mean an unsolicited bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of Company; or (b) more than 50% of the outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect Parent thereof, in exchange for consideration that is determined by the board of directors of Company, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger determined on a basis of long-term value, taking into account the strategic value of the Merger.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain letter with respect to the non-use and non-disclosure of certain confidential information of the Company and Parent dated as of January 15, 2007, between the Company and Parent.

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Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on

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behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, with respect to any particular matter: (a) with respect to the Company, the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Vice President of Finance, Vice President—Regulatory Affairs, Chief Medical Officer, General Counsel and the Chairman of the board of directors of the Company regarding such matter; and (b) with respect to Parent, the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer, Vice President - Regulatory Affairs, General Counsel and the Chairman of the board of directors of the Parent regarding such matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Nasdaq Market. “Nasdaq Market” shall mean any one of the Nasdaq Global Select Market, the Nasdaq Global Market or Nasdaq Capital Market.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Acquiring Corporations or required to be aggregated with any of the Acquiring Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

A-6.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquiring Corporations or any Parent Affiliate.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee. “Parent Employee” shall mean any director or any officer or other employee of any of the Acquiring Corporations.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquiring Corporations or any Parent Affiliate; and (b) any Parent Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Acquiring Corporation or any Parent Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Corporation under applicable foreign law.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquiring Corporations or any Parent Affiliate for the benefit of any Parent Associate; or (b) with respect to which any of the Acquiring Corporations or any Parent Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the U.S. or

A-7.

global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vii) the taking of any action required by this Agreement; and (viii) the matters, or events arising from the matters, set forth in Parts 3.8(d) and 3.16 of the Parent Disclosure Schedule; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to Parent’s stock option plans, assumed by Parent or otherwise).

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock. “Parent Preferred Stock” shall mean Preferred Stock, $0.001 par value per share, of Parent.

Parent Stock Plans. “Parent Stock Plans” shall mean Parent’s 1995 Stock Option Plan, 2002 Equity Incentive Plan, 2004 Equity Incentive Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/Consultant Stock Option Plan, Employee Stock Purchase Plan and Non-Qualified Employee Stock Purchase Plan.

Parent Superior Offer. “Parent Superior Offer” shall mean an unsolicited bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of Parent; or (b) more than 50% of the outstanding voting securities of Parent and as a result of which the stockholders of Parent immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect payment thereof, in exchange for consideration that is determined by the board of directors of Parent, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor or nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Merger.

A-8.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement/Prospectus. “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to the Company’s stockholders in connection with the issuance of the Parent Common Stock in the Merger and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

A-9.

EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARCA BIOPHARMA, INC.

Richard Brewer hereby certifies that:

ONE: The original name of this Corporation is ARCA Discovery, Inc. The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was September 22, 2004, the date of filing the Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was February 21, 2006, and the date of filing of the Second Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was May 31, 2007.

TWO: He is the duly elected and acting President of this company.

THREE: The Second Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

ARTICLE I.

The name of this corporation is ARCA biopharma, Inc. (the “Corporation”).

ARTICLE II.

The registered office of the Corporation shall be located at 1209 Orange Street, in the City of Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares that the Corporation is authorized to issue is One Thousand (1,000) shares, all of which shall be Common Stock, par value $0.001 per share.

ARTICLE V.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of

Delaware; or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE IX.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE X.

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

* * * *

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FOUR: This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

FIVE: This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of this Corporation.

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IN WITNESS WHEREOF, ARCA biopharma, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President this      day of             , 200  .

ARCA biopharma, Inc.

By:
Richard Brewer, President

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EXHIBIT C

CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NUVELO, INC.

NUVELO, INC., a corporation organized and existing under the General Corporation law of the State of Delaware does hereby certify:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 16, 2004 as amended and restated on March 18, 2004.

TWO: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV shall be amended and restated to read in its entirety as follows:

“Effective at 5:00 p.m. Eastern time, on the date of filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each             1 shares of issued Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time,

[1]	Shall be a number greater than one and equal to or less than 50, the exact number within the range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation.

automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

The total number of shares of all classes of stock this Corporation shall have authority to issue following the Effective Time is 255,000,000 consisting of 250,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

THREE: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

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IN WITNESS WHEREOF, Nuvelo, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chairman of the Board of Directors and Chief Executive Officer this      day of                 ,         .

NUVELO, INC.

By:
Ted. W. Love, M.D.
Chairman of the Board of Directors and Chief Executive Officer

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